                                                                   Exhibit 10.31
                         [Gruntal & Co. LLC Letterhead]

November 15, 2001

STRICTLY PRIVATE
----------------
AND CONFIDENTIAL
----------------

Richard Adamany
President & CEO
Empyrean Bioscience, Inc.
23800 Commerce Park, Suite A
Cleveland, OH  44122

Dear Mr. Adamany:

This is to acknowledge and confirm the terms of our corporate finance representation agreement (the "Agreement") as follows:

1. Empyrean Bioscience, Inc. (the "Company") hereby engages Gruntal & Co., LLC ("Gruntal"), and Gruntal hereby agrees to render services to the Company, as its corporate finance advisor and investment banker on the terms and for the services specified herein.

         Gruntal agrees to provide general financial advice to the Company and exclusively undertake transaction(s) with specific corporate and/or institutional targets, as listed in Addendum I, which the Company and Gruntal mutually agree upon to perform investment banking services, including but not limited to public or private offerings of debt or equity securities, acquisitions, mergers or the partial or complete sale of the stock or assets of the Company or any of its divisions or subsidiaries, joint ventures, strategic alliances or any other financing transaction(s) and the preparation of any fairness opinions required with respect to the Company in connection with any transaction(s) or other matter. Gruntal retains the right to add additional corporate and institutional targets to Addendum I, with the prior written consent of the Company.

         Gruntal agrees to work with the Company in attempting to consummate transactions for which the Company engages Gruntal. In that regard and upon the Company's request, Gruntal will endeavor to:

         A. Assist the Company in its due diligence review of any investor or company and other matters, if any, pertinent to a transaction.

         B.       Assist in structuring and negotiating the transaction.

         C. Undertake certain investigations and reviews with regard to the possible rendering of an opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of the Company in a transaction where such an opinion is required.

     2. The term of this engagement (the "Engagement Period") shall be for a period of six months commencing with the execution of this Agreement by the Company (the "Effective Date").

     3. The Company agrees to issue to Gruntal warrants to acquire a total of 500,000 shares of the Company's Common Stock. The issuance of these warrants shall occur in two installments: (i) upon the signing of this Agreement, the Company agrees to issue to Gruntal warrants to acquire 250,000 shares of the Company's Common Stock at an exercise price equal to the closing price as of the day of execution of this Agreement, and
         (ii) on February 15, 2002, the Company agrees to issue to Gruntal additional warrants to acquire 250,000 shares of the Company's Common Stock at an exercise price equal to the closing price as of the day of execution of this Agreement. The warrants will be exercisable at any time before the fifth anniversary of the date of execution of this Agreement. The warrants shall, among other things: (i) be transferable to officers, directors and employees of Gruntal, (ii) permit exercise on a cashless basis, and (iii) contain such other terms as are customarily included in warrants of this type. The Company will register the shares issuable upon exercise of the Warrants.

     4. In the event a sale of the Company is completed or a definitive agreement for the sale of the Company is entered into during the term of this Agreement or within 18 months following termination of this Agreement, with a third party or third parties introduced to the Company by Gruntal, the Company agrees to pay Gruntal a cash fee (the "Success Fee") at closing equal to 5% of the total consideration ("Transaction Value") when paid to or received by either the Acquiror or its shareholders, whether in cash or any other form of payment, up to a total Transaction Value of $10 million; an additional 2-1/2% of Transaction Value paid to or received by the Target in excess of $10 million and up to $20 million; and an additional 1.25% of Transaction Value when paid to or received by the Target over $20 million. Transaction Value shall include, but not be limited to, cash, stock, notes, options, warrants, convertible securities, property, goods or services contributed, the net value of current assets not sold, dividends or any other distributions paid to stockholders at the time of, or immediately preceding, the sale, payments for agreements not to compete, consulting or employment agreements, contingent payments, earn-outs or installment payments when received by or paid to the Acquiror and/or its or their shareholders, plus any indebtedness that is assumed or refinanced. Any securities issued in connection with a sale for purposes of calculating the Transaction Value shall be valued at fair market value in the case of equity securities, and at face value or principal amount, in the case of debt securities. In no event, however, will the Success Fee as determined by this paragraph 4 be less than $500,000 with respect to a sale. The Company also agrees to share with Gruntal one-half of any breakup fee negotiated between the Company and the Acquiror.

     5. In the event a Financing Transaction is completed or a definitive commitment relating thereto is entered into during the term of this Agreement, or within 12 months following the termination of this Agreement with a third party or third parties introduced to the Company by Gruntal, the Company shall pay Gruntal a fee (the "Financing Fee") equal to 8% of the aggregate gross proceeds of any equity capital issued by the Company (both common and preferred), 3% of the aggregate gross proceeds of any subordinated debt financing issued by the Company and 1.5% of the aggregate proceeds of any bank financing issued by the Company. Furthermore, should Gruntal arrange private equity financing, issued by the Company, the Company shall pay Gruntal an additional fee in the form of five year warrants to purchase 10% of the number of shares sold or of the amount of equity financing arranged at the same price as the equity financing arranged.

     6. In the event that the Company asks Gruntal to render a Fairness Opinion ("Opinion") as to the fairness of the consideration paid in a sale to the acquiror's shareholders, Gruntal shall be paid a fee of no less than $250,000 at the time Gruntal renders the Opinion. The nature and scope of Gruntal's study for the purpose of delivering the Opinion shall be such as it considers appropriate. The form of Gruntal's Opinion shall be such as it considers appropriate and may state in substance, among other things, that it is given in reliance on the accuracy and completeness of the Information furnished to us. It is understood that the Opinion may be included in its entirety in any proxy statement or other document distributed to shareholders of the Acquiror in connection with a sale. However, no summary of or excerpt from Gruntal's Opinion may be used, and no public reference (other than as provided in the preceding sentence) to Gruntal's Opinion may be made except with our prior approval, which shall not be unreasonably withheld.

     7. Any fees not paid when due will accrue interest to the extent permitted by applicable law, at a rate of 12% per year and the Company will be responsible for all legal fees incurred by Gruntal in collecting such fees.

     8. The Company will reimburse Gruntal for reasonable out-of-pocket expenses incurred in connection with its representation and services hereunder (including without limitation fees and disbursements of counsel and all travel, lodging, meal and other out-of-pocket expenses). Such expenses shall not exceed $10,000 without the prior written consent of the Company, which shall not be unreasonably withheld. Reimbursement for out-of-pocket expenses shall be paid by the Company within ten (10) days of receipt of invoice from Gruntal. The Company's obligation to Gruntal for reimbursement of out-of-pocket expenses will survive any cancellation of this Agreement.

     9.  Indemnification is incorporated by reference to Addendum II.

     10. The benefits of this Agreement shall inure to the parties hereto and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, the Company shall not assign to an unaffiliated third party any of its rights or obligations hereunder without the express written consent of Gruntal.

     11. Any dispute between the parties to this Agreement shall be settled by arbitration before the facilities of the New York Stock Exchange, Inc. or the National Association of Securities Dealers, Inc. in the City of New York and will be conducted pursuant to applicable federal laws, the laws of the State of New York, without regard to conflicts of laws, and the rules of the selected arbitral facility. The parties understand that the award of the arbitrators, or of a majority of them, will be final and that a judgement upon any award rendered may be entered in any court having jurisdiction.

     12. Either the Company or Gruntal may terminate this Agreement at any time after 30 days from the date of acceptance of the Agreement. In the event of such termination, the Company shall pay Gruntal fees earned through the date of such termination ("Termination Date") as well as afterwards pursuant to any provision of Sections 3, 4, 5 or 6 hereof, together with all expense reimbursements due under the terms of Section
         8. All such fees and reimbursements due to Gruntal pursuant to the immediately preceding sentence shall be paid to Gruntal on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing any transaction or any applicable portion thereof (in the event such fees are due pursuant to the terms of Sections 3, 4, 5 or 6 above). Notwithstanding anything expressed or implied herein to the contrary, the terms and provisions of Sections 3, 4, 5, 7, 8, 9, 10 and 11 shall survive the termination of this Agreement for any reason. Any termination of this Agreement shall not affect the Company's obligation to indemnify Gruntal and certain related entities as provided in Addendum II.

     13. All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to Gruntal, to One Liberty Plaza, 17th Floor, New York, New York 10006-1487, Attention: Mr. Andrew Sadosky; and if to the Company, to Empyrean Bioscience, Inc. 23800 Commerce Park Road, Suite A, Cleveland, Ohio 44122, Attn: Mr. Richard Adamany.

     14. The Company represents and warrants to Gruntal that Richard Adamany is the Chief Executive Officer of the Company and is authorized on behalf of the Company to execute the Agreement and to consummate the potential transaction(s) described herein, and the execution of this Agreement will not conflict with or breach the certificate or articles of incorporation or by-laws of the Company or any agreement to which the Company is a party.

     15. The Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Agreement cannot be modified, or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.

Please confirm that the foregoing is in accordance with your understanding by signing and returning this letter to Gruntal and keeping a duplicate for your files. This Agreement shall be effective after your acceptance below and its receipt by Gruntal at its address set forth on this letter.

Very truly yours,

GRUNTAL & CO., L.L.C.


Andrew M. Sadosky
Managing Director

Agreed and accepted to as of
the 19th day of November, 2001.

EMPYREAN BIOSCIENCE, INC.

By:
    -------------------------
        Richard Adamany
        President & CEO

                                   Addendum I
                                   ----------

                          Addendum II - Indemnification
                          -----------------------------

         The Company hereby agrees to indemnify and hold harmless Gruntal and its affiliates, and the respective directors, officers, partners, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934), agents, counsel and employees of Gruntal or any of its affiliates (Gruntal and each such other person or entity being referred to individually as an "Indemnified Person" and, collectively, as "Indemnified Persons"), to the full extent lawful, from and against any and all claims, liabilities, losses, damages, penalties, judgments, awards and expenses incurred by any Indemnified Person (including fees and disbursements of counsel, which counsel shall be selected by Gruntal) which (A) relate to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or alleged to have been made or any statements omitted or alleged to have been omitted, whether in connection with the Information or any other oral or written statements) by the Company, its affiliates, directors, employees or agents, or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company's consent or in conformity with its instructions or its actions or omissions, or (B) otherwise relate to or arise out of Gruntal's activities on the Company's behalf in connection with the engagement. In addition, the Company will reimburse Gruntal and any other Indemnified Person for all costs and expenses, including counsel fees and disbursements, as they are incurred, in connection with investigating, preparing and defending any action, formal or informal claims, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with Gruntal acting pursuant to the letter of intent whether or not Gruntal or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not, however, be responsible for any claim, liabilities, losses, damages or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined by a court of competent jurisdiction (not subject to further review) to have resulted primarily from Gruntal's willful misconduct or gross negligence. The Company also agrees that neither Gruntal nor any other Indemnified Person shall have any liability to the Company for or in connection with such engagement except for any such liability for claims, liabilities, losses, damages, or expenses incurred by the Company which is finally judicially determined to have resulted primarily from Gruntal's willful misconduct or gross negligence.

         In order to provide for just and equitable contribution, if a claim for indemnification is made pursuant to these provisions but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Gruntal on the other hand, shall contribute to such claim, liability, loss, damage or expense for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Gruntal on the other hand, in connection with the actions contemplated by the engagement, subject to the limitation that in any event the aggregate contribution of Gruntal and all Indemnified Persons to all losses, claims, damages, liabilities and expenses to which contribution is available hereunder shall not exceed the amount of fees actually received by Gruntal pursuant to the Engagement Letter.

         The foregoing right to indemnity and contribution shall be in addition to any rights that Gruntal or any other indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of Gruntal's engagement and shall be binding on and inure to the benefit of the successors, assigns, heirs and personal representatives of the company and Gruntal and any other Indemnified Party. The Company hereby consents to personal jurisdiction and to service and venue in any court in which any claim which is subject to this is brought against Gruntal or any other Indemnified Person and in any court in which Gruntal or another indemnified Person brings such a claim against the Company. Neither termination nor completion of the engagement of Gruntal referred to above shall affect these provisions, which shall remain operative and in full force and effect.